Exhibit 99.1

Item 9.01 (c). Exhibit 99.1:

CANTERBURY PARK HOLDING CORPORATION REPORTS THIRD QUARTER FINANCIAL RESULTS

FOR IMMEDIATE RELEASE	CONTACT:	RANDY SAMPSON
November 12, 2004		(952) 445-7223

SHAKOPEE, MN - Canterbury Park Holding Corporation (AMEX: ECP) today announced financial results for the third quarter and nine months ended September 30, 2004.

The Company earned net income of $1,064,204 on revenues of $17,279,804 for the three months ended September 30, 2004, compared to net income of $575,547 on revenues of $14,981,550 for the same period in 2003.  Diluted earnings per share for the third quarter of 2004 were $.26 compared to $.14 for the third quarter of 2003.  Further results for the first nine months of 2004 are outlined in the accompanying table.

Revenues for the third quarter increased approximately $2.3 million, a 15% increase compared to the third quarter ended September 30, 2003.  The increase in third quarter revenues is primarily due to a 24% increase in Card Club revenues when compared to the same quarter in 2003, reflecting steady growth in the Card Club’s casino games and growing interest in poker games fueled by the popularity of televised poker tournaments.  In addition, third quarter pari-mutuel revenues increased approximately 7% when compared to the same period in 2003 reflecting increased on-track and out-of-state wagering on live racing as well as an increase in simulcast wagering.  Operating expenses increased approximately 12% in the three months ended September 30, 2004 compared to the third quarter last year.  The increase in operating expense is primarily attributable to four factors: an increase in purse related expenses due to increased revenues; an increase in salaries and benefits costs associated with the increased levels of Card Club and food and beverage operations, an increase in cost of sales due to the related increase in food and beverage revenues, and an increase in advertising and marketing costs primarily due to increased participation in the patron loyalty program.

Commenting on results, Randy Sampson, Canterbury Park’s President stated, “We are extremely proud of our strong results for the third quarter.  The increasing popularity of our card games has led to yet another record quarter in the Card Club.  In addition, we are pleased with the increase in pari-mutuel revenue, particularly the growth in attendance and handle for our live racing product.  These increases

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reflect a positive response from horseplayers to our recent facility upgrades as well as the improving quality of our live racing due to purse increases made possible by the success of our Card Club.”

“As we look to the future, our best potential growth opportunity still lies with our plan to seek state legislation to authorize electronic gaming devices to be operated by the Minnesota State Lottery at the Racetrack,” continued Mr. Sampson.  “We expect our Racino legislation will be reintroduced in the new biannual Minnesota Legislative session beginning in January 2005.  We believe enacting this bill will enhance horse racing through increased purses, provide growth and development opportunities for the Company, and generate significant new tax revenues for state and local governments”.

About Canterbury Park:

Named to Fortune Small Business’ July 2004, 100 Fastest Growing Small Companies List (#52), Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only pari-mutuel horse racing facility.  The Company’s 67-day 2004 live race meet began on May 14 and ended on September 6, 2004.  In addition, the Company is authorized under Minnesota law to host “unbanked” card games.  Canterbury Park’s Card Club operates 24 hours a day, seven days a week and receives collection revenue from 31 poker tables and 19 tables offering a variety of unbanked card games.  The Company also conducts year-round wagering of simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota.  For more information about the Company please visit us at www.canterburypark.com.

Cautionary Statement:

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions.  For such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws.  Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those indicated in the forward-looking statements.  Such risks and uncertainties include, but are not limited to: material fluctuations in attendance at the Racetrack, material changes in the level of wagering by patrons, decline in interest in the unbanked card games offered at the Card Club, legislative and regulatory decisions and changes, the impact of wagering products and technologies introduced by competitors; increases in the percentage of revenues allocated for purse fund payments, increases in compensation and employee benefit costs; the general health of the gaming sector; higher than expected expense related to new marketing initiatives; and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

NOTE:  Financial summary on following page.

CANTERBURY PARK HOLDING CORPORATION’S

SUMMARY OF OPERATING RESULTS

	Three Months Ended September 30, 2004	Three Months Ended September 30, 2003	Nine Months Ended September 30, 2004	Nine Months Ended September 30, 2003

Operating Revenues	$17,279,804	$14,981,550	$43,088,418	$37,339,183

Operating Expenses	$15,393,116	$13,716,910	$37,893,565	$33,593,941

Income from Operations	$1,886,688	$1,264,640	$5,194,853	$3,745,242

Non-Operating Income	$7,423	$12,469	$23,824	$28,242

Income Tax Expense	$(829,907)	$(701,562)	$(2,313,435)	$(1,765,298)

Net Income	$1,064,204	$575,547	$2,905,242	$2,008,186

Basic Net Income Per Common Share	$0.28	$0.16	$0.77	$0.55

Diluted Net Income Per Common Share	$0.26	$0.14	$0.70	$0.50